Exhibit 23.2

Consent of the Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of WMS Industries Inc. for the registration of up to 5,700,000 shares of its common stock and to the incorporation by reference therein of our reports dated August 21, 2012, with respect to the consolidated financial statements and schedule of WMS Industries Inc. and the effectiveness of internal control over financial reporting of WMS Industries Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

Chicago, Illinois

December 14, 2012